State of Delaware
Secretary of State
Division of Corporations
Delivered 11:14 AM 01/22/2026
FILED 11:14 AM 01/22/2026
SR 20260251930 - File Number 10244267

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION

OF

UPEXI, INC.

(Pursuant to Section 242 of the Delaware General Corporation Law)

Upexi, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify that:

1. Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Certificate of Incorporation (this "Certificate of Amendment") amends the provisions of the Certificate of Incorporation of the Corporation, as amended (the "Charter").

2. Upon this Certificate of Amendment becoming effective, the Charter is hereby amended as follows:

ARTICLE V of the Charter, as amended, is hereby amended and restated in its entirety to read as follows

A. *Authorized Capital Stock*. The Corporation shall be authorized to issue 1,010,000,000 shares of capital stock, of which (i) 1,000,000,000 shares shall be shares of common stock, $0.00001 par value (the "Common Stock"), and (ii) 10,000,000 shares shall be shares of blank check preferred stock, $0.00001 par value (the "Preferred Stock").

B. *Common Stock*.

1. Ranking. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the "Board") upon any issuance of the Preferred Stock of any series.

2. Voting. Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote. Notwithstanding any other provision of this Certificate of Incorporation to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

3. Dividends. Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

4. Liquidation. Subject to the rights of the holders of Preferred Stock, shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this Section A(4), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets.

C. *Preferred Stock*. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series the number of shares thereof, such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

3. This Certificate of Amendment has been approved and duly adopted by the Corporation's Board of Directors and the stockholders in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of this 21st day of January, 2026.

UPEXI, INC.

By: ________________________
Name: Andrew Norstrud
Title: Chief Financial Officer